Filed pursuant to Rule 424(b)(3)
Registration No. 333-144938
and under Rule 429 Registration No. 333-140370

PROSPECTUS SUPPLEMENT NO. 2
(To the Prospectus dated December 11, 2007)

18,574,496 Common Units
Representing Limited Partner Interests

This Prospectus Supplement No. 2 supplements the prospectus dated December 11, 2007 and the prospectus supplement No. 1 dated December 13, 2007 (collectively, the “Prospectus”), relating to the sale by the holders of common units of limited partner interests of Eagle Rock Energy Partners, L.P. This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our common units involves risks.  You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus, for a discussion of certain risk factors that you should consider when investing in our common units.

This Prospectus Supplement is filed for the purposes of disclosing the resignation of the Chief Financial Officer and appointment of the Interim Chief Financial Officer of Eagle Rock Energy G & P, LLC, the general partner of Eagle Rock Energy GP, L.P., which is the general partner of Eagle Rock Energy Partners, L.P.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2007
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive, Suite 200 Houston, Texas		77060

(Address of principal executive offices)		(Zip Code)
(281) 408-1200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On December 19, 2007, Eagle Rock Energy Partners, L.P. (the “Partnership”) announced that Mr. Richard W. FitzGerald who serves as Senior Vice President, Chief Financial Officer and Treasurer of Eagle Rock Energy G&P, LLC (“Eagle Rock G&P”), which is the general partner of Eagle Rock Energy GP, L.P., which is the general partner of the Partnership, has tendered his resignation. The resignation will be effective at close of business on December 28, 2007. Mr. FitzGerald’s resignation is for personal family reasons and not the result of any disagreement with Eagle Rock G&P.
     (c) In connection with Mr. FitzGerald’s resignation, the Board of Directors of Eagle Rock G&P appointed Mr. Alfredo Garcia as Interim Chief Financial Officer until a permanent Chief Financial Officer is identified, qualifies, and is appointed by the Board of Eagle Rock G&P. The appointment is effective at close of business on December 28, 2007. Eagle Rock G&P is currently conducting a search for a permanent Chief Financial Officer. Mr. Garcia currently serves as, and will continue to serve as, Eagle Rock G&P’s Senior Vice President, Corporate Development.
     Mr. Garcia, age 42, has been Senior Vice President, Corporate Development of Eagle Rock G&P since August 2006. Mr. Garcia served as Acting Chief Financial Officer of Eagle Rock G&P from July 16, 2007 until November 9, 2007, during the period that Mr. FitzGerald was temporarily incapacitated with a serious injury. Mr. Garcia also formerly served as Chief Financial Officer of Eagle Rock Pipeline, L.P. from December 2005 through August 2006 and Eagle Rock Energy, Inc. from February 2004 through December 2005. During his tenure as Chief Financial Officer, Mr. Garcia was instrumental in the growth and development of the Partnership’s predecessor entities leading to the Partnership’s initial public offering in October 2006. From March 1999 until February 2004, Mr. Garcia was founder and director of Investment Analysis & Management, LLC, a financial advisory and consulting firm. During this period, he also acted as Chief Financial Officer at TrueCentric, LLC, a software start-up company. Mr. Garcia’s compensation arrangement with Eagle Rock G&P remains unchanged.
     A copy of the Partnership’s press release announcing Mr. FitzGerald’s resignation and Mr. Garcia’s appointment as Interim Chief Financial Officer of Eagle Rock G&P is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Eagle Rock Energy Partners, L.P. dated December 19, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

	By:	Eagle Rock Energy GP, L.P., its general partner

	By:	Eagle Rock Energy G&P, LLC, its general partner

Date: December 19, 2007	By:	/s/ Joseph A. Mills

Joseph A. Mills Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Eagle Rock Energy Partners, L.P. dated December 19, 2007.

Exhibit 99.1

Dec. 19, 2007	CONTACT:
Alfredo Garcia Phone: 281-408-1204
EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES RESIGNATION OF CHIEF
FINANCIAL OFFICER, NAMES INTERIM CHIEF FINANCIAL OFFICER
HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) announced today the resignation of Richard W. FitzGerald as senior vice president, chief financial officer and treasurer of Eagle Rock Energy G&P, LLC (“Eagle Rock G&P”), the general partner of the general partner of the Partnership, to be effective at the close of business on December 28, 2007. Mr. FitzGerald informed the Eagle Rock G&P that he is leaving for personal family reasons.
The Board of Directors of Eagle Rock G&P has named Mr. Alfredo Garcia as interim chief financial officer, to be effective at the close of business on December 28, 2007. In addition to his new role as interim chief financial officer, Mr. Garcia will retain his position as senior vice president of corporate development. Mr. Garcia recently held the position of acting chief financial officer of the Partnership from July through November of this year, during the period in which Mr. FitzGerald was absent. Mr. Garcia also served as chief financial officer of Eagle Rock’s predecessor entities from February 2004 through August 2006 and was instrumental in the early stage consolidation, growth through acquisitions and development of Eagle Rock’s predecessor entities leading to the Partnership’s Initial Public Offering in October 2006.

The Board of Directors of Eagle Rock Energy G&P, LLC has initiated a search for a permanent chief financial officer, and the Board intends to look both internally and externally for candidates to fill the position.
Joseph A. Mills, chairman and chief executive officer of Eagle Rock, stated, “Eagle Rock is thankful for the many contributions of Mr. FitzGerald over the past year and a half. Rick was instrumental in navigating difficult accounting and financial issues surrounding Eagle Rock’s initial public offering and the convergence of Eagle Rock as a midstream, upstream and minerals conglomerate. Rick’s departure from Eagle Rock at the end of this month is for personal family reasons, and we wish him well in all his future endeavors.”
Mr. Mills continued, “The Board and I intend to conduct an exhaustive search for a chief financial officer. We are uncertain of the duration of the search at this time, but we are confident in the strength of Alfredo and our core accounting, treasury and financial-reporting personnel during this interim period. The ranks have been bolstered recently by several strategic hires in internal audit, financial reporting and treasury, and Alfredo is the right person to lead the group through this transition.”
Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.
This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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